International Electronics, Inc.

Incentive Stock Option Agreement for Employees

International Electronics, Inc., a Massachusetts corporation (the “Company”), hereby grants this    th day of                   , to              (the “Employee”), an option to purchase a maximum of          shares of its Common Stock, $0.01 par value, at the price of $           per share. The option began on                            (the “Commencement Date”). The option has been granted on the following terms and conditions:

1.             Grant Under Stock Option Plan. This option is granted pursuant to and is governed by the Company’s Stock Option Plan dated                        , as amended (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

2.             Other Options. This option is in addition to any other options heretofore or hereafter granted to the Employee by the Company. If the Employee has received another document reflecting this grant of options, this Agreement supercedes any previous agreement.

3.             Extent of Option if Employment Continues. If the Employee continues to be employed by the Company, the Employee may exercise this option for the number of shares that are exercisable. On each anniversary of the Commencement Date,                       of the shares covered by this Agreement shall be exercisable.

The foregoing rights are cumulative and, while the Employee continues to be employed by the Company, may be exercised up to and including the date which is                 years from the Commencement Date. All of the foregoing rights are subject to Articles 4 and 5, as appropriate, if the Employee ceases to be employed by the Company or dies or becomes disabled while in the employ of the Company.

4.             Termination of Employment. If the Employee ceases to be employed by the Company, other than by reason of death or disability as defined in Article 5, no further installments of this option shall become exercisable and this option shall terminate after the passage of thirty (30) days from the date employment ceases, but in no event later than the scheduled expiration date.

5.             Death; Disability. If the Employee dies in the employ of the Company, this option may be exercised, to the extent of the number of shares which the Employee could have exercised on the date of his death, by his estate, personal representative or beneficiary pursuant to Article 9, at any time within 180 days after the date of death, but not later than the scheduled expiration date. If the Employee ceases to be employed by the Company by reason of his disability, this option may be exercised, to the extent of the number of shares which he could have exercised on the date of the termination of his employment, at any time within 180 days after such termination, but not later than the scheduled expiration date.

6.             Partial Exercise. Exercise of this option up to the extent above stated may be made in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and a fractional share (or cash in lieu thereof) must be issued to permit the Employee to exercise completely such final installment. Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Employee in accordance with the terms hereof.

7.             Payment of Price. The option price is payable in United States dollars and may be paid in cash, by certified check, bank draft or money order payable to the order of the Company or by any combination of the foregoing, equal in amount to the option price. If the Board of Directors of the Company or an authorized committee of the Board has, pursuant to subparagraph 6 (h) of the Plan, authorized payment in stock of the Company, payment in whole or part, may be in the form of a certificate or certificates representing stock of the Company at its then value.

8.             Method of Exercising Option. Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which this option shall have been so exercised shall be registered in the names of the person or persons so exercising this option (or, if this option shall be exercised by the Employee and if the Employee shall so request in the notice exercising this option, shall be registered in the name of the Employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised, pursuant to Article 5 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

9.             Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Employee’s lifetime only the Employee can exercise this option.

10.          No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Employee to exercise it.

11.          No Obligation to continue Employment. The Company and any of its affiliates (as defined in the Plan) are not obligated to continue the Employee in employment.

12.          No rights as Stockholder until Exercise. The Employee shall have no rights as a stockholder with respect to shares subject to this Agreement until a stock certificate therefor has been issued to the Employee and it is fully paid for.

13.          No Obligation to Register Shares. The Company is under no obligation to register the shares of Common Stock purchased upon exercise of this option under the Securities Act of 1933, or otherwise.

14.          Characterization of Option for Tax Purposes. Although the option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended, the Company makes no representation or warranty as to the tax treatment to the Employee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options granted to the Employee under the Plan and any and all other plans of the Company and its affiliates will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year; and such options will be subject to different tax treatment.

15.          Acquisition Provisions. In the event of an Acquisition (as defined below), then the number of shares which are not then vested shall become fully accelerated and be 100% exercisable upon the closing of the Acquisition. The Company may in its discretion accelerate the vesting schedule at any time.

For the purposes of this Agreement, “Acquisition” shall mean any (i) merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the “Acquiror”)) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation, (ii) sale of all or substantially all of the assets of the Company or (iii) sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 50% of the voting power of the outstanding securities of the Company.

16.          Early Disposition. The Employee agrees to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Common Stock received pursuant to the exercise of this option. A Disqualifying Disposition is any disposition (including any sale) of such Common Stock before the later of (a) two years after the date the Employee was granted this option or (b) one year after the date the Employee acquired Common Stock by exercising this option. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter. The Employee also agrees to provide the Company with any information which it shall request concerning any such disposition. The Employee acknowledges that he or she will forfeit the favorable income tax treatment otherwise available with respect to the exercise of this incentive stock option if he or she makes a Disqualifying Disposition of the stock received on exercise of this option. The Employee is urged to consult with his or her own individual tax and legal advisors as to the impact upon the exercise of this option as well as a subsequent Disqualifying Disposition.

17.          Withholding of Company Taxes. If the Company in its discretion determines that it is obligated to withhold tax with respect to a Disqualifying Disposition (as defined in Article 16) of Common Stock received by the Employee on exercise of this option or if the Company is required to pay any tax with respect to the exercise or sale of the shares, the Employee hereby agrees that the Company may withhold from the Employee’s wages the appropriate amount of federal, state, and local withholding taxes attributable to such Disqualifying Disposition or other tax due. If any portion of this option is treated as a Non-Qualified option, the Employee hereby agrees that the Company may withhold from the Employee’s wages the appropriate amount of federal, state, and local withholding taxes attributable to the Employee’s exercise of such Non-Qualified Option. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such wages, paid by Employee directly, or (with respect to compensation income attributable to the exercise of this option) in kind from the Common Stock otherwise deliverable to the Employee on exercise of this option. The Employee further agrees that, if the Company does not withhold an amount from the Employee’s wages sufficient to satisfy the Company’s withholding obligation, the Employee will reimburse the Company on demand, in cash, for the amount under withheld.

18.          Representations. The Employee represents, warrants and covenants that it (i) is acquiring the stock subject to the option for his own account for investment and not with any present intention of selling or otherwise distributing the same; and (ii) can afford a complete loss of the value of the shares and is able to bear the economic risk of holding such shares for an indefinite period of time.

19.          Legend on Shares. The Employee acknowledges that if such stock purchased upon exercise of this option has not been registered with the Securities and Exchange Commission, any certificates evidencing the shares of Common Stock shall be stamped or otherwise imprinted with a legend (in addition to any other legend required to be borne thereon) in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (“THE ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MUST BE HELD INDEFINITELY UNLESS THEY ARE TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

20.          Dispute. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined by the Board of Directors of the Company in its absolute and uncontrolled discretion, and any such determination or any other determination by the Board of Directors under or pursuant to this grant and any interpretation by the Board of Directors of the terms of this agreement, shall be final, binding and conclusive on all persons affected thereby.

21.          Governing Law; Compliance with Laws. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. The obligations of the Company to sell and deliver shares upon exercise of the option are subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board of Directors or the relevant committee of the Board.

IN WITNESS WHEREOF the Company and the Employees have caused this instrument to be executed, and the Employee whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Incentive Stock Option Agreement.

Employee			International Electronics, Inc.

By:

CEO
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